Exhibit 99.2


FOR IMMEDIATE RELEASE

CONTACT:
Bruce F. Failing, Jr., CEO
Electronic Retailing Systems International, Inc.
203-849-2500


Electronic Retailing Systems International, Inc.
Signs Definitive Merger Agreement
With Acquisition Company Formed by
Principal Stockholders


	NORWALK, CT. - July 3, 2001 - Electronic Retailing Systems International, Inc. ("ERS")(OTC BB:ERSI) announced today that it had entered into a definitive agreement which provides for the payment by a newly-formed acquisition company ("Holdco") organized by Norton Garfinkle and Bruce F. Failing, Jr., ERS' founders, and certain other stockholders, of $0.26 per share, in cash, to each other holder of ERS Common Stock. Under the agreement, a wholly-owned subsidiary of Holdco will merge into ERS, following the reclassification of the ERS Common Stock contributed to Holdco in connection with its organization as shares of a new ERS Class B Common Stock to be outstanding after the merger as the sole class of common equity of ERS.

	At a meeting held yesterday, a Special Committee of the ERS Board of Directors consisting entirely of the non-management director of ERS who is not an affiliate of Holdco or its stockholders, approved the definitive agreement and recommended that the ERS Board adopt the agreement. The Special Committee made its determination after receipt of the opinion of BNY
Capital Markets, Inc., financial advisor to the Special
Committee, that the consideration to be received pursuant to the merger by the holders of ERS Common Stock, other than stockholders of Holdco, is fair to such holders from a financial point of view. At a meeting held yesterday, the members of the ERS Board of Directors unanimously approved the merger.

	Messrs. Garfinkle and Failing, together with the additional stockholders who have organized Holdco, own in excess of a majority of ERS' outstanding Common Stock, the sole class of voting securities of ERS, and have executed a consent as majority stockholders approving the merger. No additional stockholder vote is required to complete the merger.

	The transaction is conditioned on the distribution to holders of ERS Common Stock of an information statement prepared in accordance with the requirements of the Securities and Exchange Commission and the expiration of applicable notice periods. ERS expects the merger to be consummated later in the third quarter of this year. Upon completion of the transaction, the registration of the ERS Common Stock under the U.S. Securities Exchange Act of 1934 would be terminated, and the listing of the ERS Common Stock on the Alternative Investment Market of the London Stock Exchange would be cancelled.

	This press release contains forward-looking statements that involve risks and uncertainties. Actual events may vary materially from those anticipated due to a number of factors, including those set forth in reports and other documents filed by ERS with the Securities and Exchange Commission from time to time.